Exhibit d 2 (n)

THE MAINSTAY FUNDS

AMENDMENT TO THE AMENDED AND RESTATED SUBADVISORY AGREEMENT

This Amendment to the Amended and Restated Subadvisory Agreement, is made as of the 1st  day of July 2010, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Winslow Capital Management, Inc., a  Minnesota corporation (the “Subadvisor”) and subsidiary of Nuveen Investments, Inc., a Delaware corporation.

WHEREAS, the Manager and the Subadvisor are parties to an Amended and Restated Subadvisory Agreement, dated December 26, 2008, related to The MainStay Funds (the “Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect certain fee changes.

NOW, THEREFORE, the parties agree as follows:

(i)	effective July 1, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

*           *           *

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/Thomas Lynch	By:	/s/ Stephen Fisher
Name:	Thomas Lynch		Name:	Stephen P. Fisher
Title:	Vice President & Assistant General Counsel		Title:	Senior Managing Director

WINSLOW CAPITAL MANAGEMENT, INC.

Attest:	/s/ Juan A. Baillon	By:	/s/ Clark Winslow
Name:	Juan A. Baillon		Name:	Clark J. Winslow
Title:	CAO, CFO, Sr. Managing Director		Title:	Chief Executive Officer

SCHEDULE A
(As of July 1, 2010)

1. Subadvisor shall provide services for the following series of the Trust:

•	MainStay Large Cap Growth Fund

2. Subadvisor shall be paid:

0.40% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, up to $100 million;

0.35% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including portfolios of the Trust, from $100 million to $350 million;

0.30% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $350 million to $600 million;

0.25% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, from $600 million to $1 billion; and

0.20% of the average daily net asset value of all Subadvisor-serviced investment company assets managed by the Manager, including series of the Trust, in excess of $1 billion.